Exhibit 3.1

[State of Wisconsin Filed February 23, 1995 -

Douglas LaFollette - Secretary of State]

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

STRATTEC SECURITY CORPORATION

The undersigned hereby certify that they are and at all times herein mentioned have been the duly elected and acting President and Assistant Secretary, respectively, of STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the "Corporation") and further certify that:

1.The name of the Corporation is STRATTEC SECURITY CORPORATION.

2.The Amended and Restated Articles of Incorporation of the Corporation are as follows:

ARTICLE I

Name

The name of the Corporation is STRATTEC SECURITY CORPORATION.

ARTICLE II

Purposes

The purposes for which the Corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law ("WBCL").

ARTICLE III

Capital Stock

The aggregate number of shares which the Corporation shall have authority to issue is 12 million shares, consisting of one class only, designated as "Common Stock," of the par value of $.01 per share.

[State of Wisconsin Received February 22, 1995 - Douglas LaFollette - Secretary of State]

ARTICLE IV

Preemptive Rights

No holder of any stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

ARTICLE V

Board of Directors

(a)Until such time as the Corporation has more than one shareholder, the Corporation's Board of Directors shall consist of one director.

(b)Upon the date the Corporation has more than one shareholder and thereafter, the authorized number of directors of the corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by a majority of the then authorized number of directors, but in no case shall the authorized number of directors be less than 5 or more than 7.

The directors shall be divided with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, as determined by the Board of Directors, with the members of each class to hold office until their successors have been elected and qualified, or until their earlier resignation or removal.

At each annual meeting of shareholders, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

(c)Any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors.

(d)Any vacancy occurring on the Board of Directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the Board of Directors, or by a sole remaining director.

If no director remains in office, any vacancy may be filled by the shareholders.

Any director elected to fill a vacancy shall serve until the next election of the class for which such director shall have been chosen.

ARTICLE VI

Shareholder Consent Actions

Action required or permitted by the WBCL to be taken at a shareholders meeting may be taken without a meeting by shareholders who would be entitled to vote at a meeting shares with voting power sufficient to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

The action must be evidenced by one or more written consents describing the action taken, signed by the shareholders consenting thereto and delivered to the Corporation for inclusion in its corporate records.

Such a consent has the effect of a meeting vote and may be described as such in any document. Such action shall be effective when consents representing the required number of shares are delivered to the Corporation, unless the consent specifies a different effective date.

ARTICLE VII

Registered Office and Agent

The address of the initial registered office of the Corporation is 1000 North Water Street, Suite 2100, Milwaukee, Milwaukee County, Wisconsin 53202 and the name of its initial registered agent at such address is Subsidiary Service, Inc.

ARTICLE VIII

Incorporator

The name and address of the incorporator is James M. Bedore, Esq., 1000 North Water Street, Suite 2100, Milwaukee, Wisconsin 53202.

3.These Amended and Restated Articles of Incorporation supersede and take the place of the theretofore existing Articles of Incorporation and any amendments thereto.

4.Adoption of these Amended and Restated Articles of Incorporation requires shareholder approval.  These Amended and Restated Articles of Incorporation were adopted by written consent of the Corporation's sole shareholder in accordance with the requirements of Wisconsin Statutes sections 180.1003 and 180.1004 on February 20, 1995.

Executed this 20th day of February, 1995.

STRATTEC SECURITY CORPORATION

BY_/s/ Harold M. Stratton II__________

Harold M. Stratton II, President

    Attest:

__/s/ James M. Bedore_______________

James M. Bedore, Assistant Secretary

This instrument was drafted by Steven J. Cottingham.

Please return this document to:

Steven J. Cottingham, Esq.

Reinhart, Boerner, Van Deuren,

Norris & Rieselbach, s.c.

1000 North Water Street

Suite 2100

Milwaukee, WI 53202

130906

[State of Wisconsin Filed February 23, 1995 -

Douglas LaFollette - Secretary of State]

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